Exhibit 3.1(a)

DOLLARAMA GROUP HOLDINGS GP ULC

as “General Partner”

and

DOLLARAMA CAPITAL CORPORATION

as “Founding Limited Partner”

DOLLARAMA GROUP HOLDINGS L.P.

LIMITED PARTNERSHIP AGREEMENT

As of December 7, 2006

LIMITED PARTNERSHIP AGREEMENT entered into as of December 7, 2006.

BETWEEN:	DOLLARAMA GROUP HOLDINGS GP ULC, a corporation governed by the Companies Act (Nova Scotia) with its registered office at 1959 Upper Water Street, Suite 900, P.O. Box 997, Halifax, Nova Scotia, B3J 2X2 (the “General Partner”);

AND:	DOLLARAMA CAPITAL CORPORATION, a corporation governed by the Canada Business Corporations Act with its registered office at 1155 René-Lévesque Blvd. W., 40th Floor, Montreal, Québec, H3B 3V2 (the “Founding Limited Partner”).

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions.

Where used herein or in any amendments hereto or in any communications required or permitted to be given hereunder, the following capitalized terms shall have the following meanings, unless the context otherwise requires:

“Affiliate”, describing the relationship between two Persons, has the meaning ascribed thereto in the Canada Business Corporations Act.

“Civil Code” means the Civil Code of Québec, as now enacted and as from time to time amended, re-enacted or replaced.

“Debt Offering” means the offering by the Partnership and Dollarama Group Holdings Corporation of U.S.$200,000,000 senior floating rate deferred interest notes due 2012.

“Declaration” means the declaration of limited partnership required by Article 2190 of the Civil Code, as amended from time to time by amending declaration, filed or to be filed under the Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Québec).

“Distribution”, “Distributed” and like words refer to amounts paid or to be paid or other property distributed or to be distributed by the Partnership to a Partner in respect of its interest in the Partnership, but do not include amounts paid or to be paid to a Partner in respect of property acquired by the Partnership from, services provided to the Partnership by, or money lent to the Partnership by such Partner.

“Fiscal Period” means a fiscal period of the Partnership.

“General Partner” means Dollarama Group Holdings GP ULC or any Person admitted to the Partnership as a successor general partner, subject to the provisions of this Agreement.

“Income for Tax Purposes” and “Loss for Tax Purposes” mean, in respect of any Fiscal Period, income or loss for that Fiscal Period, including any taxable capital gain or allowable capital loss, determined in accordance with the provisions of the Tax Acts.

“ITA” means the Income Tax Act (Canada), S.C.R.S.C. 1985, c.C-1 and the regulations enacted thereunder as now enacted and from time to time amended, re-enacted or replaced.

“Limited Partner” means, initially the Founding Limited Partner, and includes each Person who is admitted as a special partner, subject to the provisions of this Agreement.

“Net Income” means, for any Fiscal Period, the net accounting income of the Partnership for the Fiscal Period, as determined under generally accepted accounting principles in Canada.

“Net Loss” means, for any Fiscal Period, the net accounting loss of the Partnership for the Fiscal Period, as determined under generally accepted accounting principles in Canada.

“Net Proceeds” means the proceeds of the Debt Offering after deducting the initial purchasers’ discount and all fees and expenses relating thereto.

“Partners” means the General Partner, the Founding Limited Partner and any Person admitted to the Partnership as a Partner, subject to the provisions of this Agreement; and “Partner” means any one of the Partners.

“Partnership” means the limited partnership formed pursuant to the Civil Code as of the date hereof under the name Dollarama Group Holdings L.P., with its French version being Gestion Groupe Dollarama S.E.C.

“Person” means any individual, partnership, cooperation, company, association, trust joint venture, limited liability company, unincorporated organization entity or division or any government, governmental department or agency or political subdivision thereof.

“Pro Rata Share” means, when used in relation to a Partner at any time, the percentage represented by the number of Units held by such Partner divided by the total number of Units in the Partnership’s capital issued and outstanding at such time.

“Register” means the register of Units maintained by the General Partner pursuant to Section 9.7(a).

“Securityholders Agreement” means the securityholders agreement of Dollarama Capital Corporation as amended from time to time.

“Subscription” means a subscription by a Partner for partnership interests expressed as one or more Unit(s) and in a form acceptable to the General Partner.

“Subscription Price” means in respect of a Unit the amount to be contributed to the capital of the Partnership as consideration for the issue of that Unit.

“Tax Acts” means collectively the ITA, the Taxation Act and other similar provincial legislation.

“Taxation Act” means the Taxation Act (Québec), R.S.Q., c. I-3, and the regulations enacted thereunder as now enacted and from time to time amended, re-enacted or replaced.

“Transfer” means any direct or indirect transfer, sale, assignment or other disposition, or grant of a pledge, hypothecation, mortgage, security interest or other encumbrance.

“Unit” means an equal and undivided interest in the net assets of the Partnership acquired pursuant to a Subscription, a Transfer or otherwise, and outstanding as provided in this Agreement.

“Unit Certificate” means a certificate evidencing ownership by a Partner or by its principal of a Unit or Units in the form set out in Schedule A or such other form as is approved by the General Partner.

Section 1.2 Other Defined Terms.

In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding sections:

Term	Section
Capital Account	Section 7.1
Founding Limited Partner	Recitals

Section 1.3 Construction.

For purposes of this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a)	“this Agreement” or “Agreement” means this Limited Partnership Agreement as originally executed and as supplemented, amended or restated from time to time by one or more agreement(s) entered into pursuant to the applicable provisions of this Agreement;

(b)	words importing gender shall include both the masculine and feminine gender and words in the singular include the plural and vice versa;

(c)	the headings used herein are provided for convenience only and shall not be used to interpret, define, broaden or limit the scope, extent or intent of this Agreement or any of its provisions;

(d)	the words “include” or “including” mean “include (or including) without limitation”;

(e)	all of the dollar amounts mentioned in this Agreement shall be in Canadian funds, unless otherwise specifically denominated;

(f)	a reference to a statute or code shall include every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code or any such regulation; and

(g)	accounting terms not otherwise defined shall have the meanings ascribed to them in accordance with generally accepted accounting principles in Canada.

Section 1.4 Severability.

The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

Section 1.5 Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Québec over any suit, action or proceeding arising out of or relating to this Agreement.

Section 1.6 Limited Partner not Liable as a General Partner.

Any provision of this Agreement which would have the effect of imposing on a Limited Partner, as such, any liabilities, obligations or powers of a General Partner shall be of no force and effect to the extent of such imposition.

ARTICLE 2

FORMATION AND BUSINESS OF THE PARTNERSHIP

Section 2.1 Formation.

The Partners hereby form the Partnership, a limited partnership under and pursuant to the Civil Code, effective the date hereof, in order to, in a spirit of cooperation, carry on any lawful activity, including those indicated in Section 2.5. The Partnership shall be governed by the rules on limited partnerships in the Civil Code in force on the date hereof, except as supplemented or legally modified herein.

Section 2.2 Initial Contributions.

On December 8, 2006, the Founding Limited Partner will contribute 374,000 common shares in the capital of Dollarama Holdings GP Inc. and 454,484,063 units in the capital of Dollarama Holdings L.P. to the capital of the Partnership in exchange for 454,858,063 Units and a promissory note in a principal amount equal to the Net Proceeds.

Immediately thereafter, the Founding Limited Partner will transfer 374,000 Units to the General Partner. As of the end of the day on December 8, 2006, each of the General Partner and the Founding Limited Partner will be the legal, registered and beneficial owner of the following Units, which Units are fully paid:

General Partner:	374,000
Founding Limited Partner:	454,484,063

Section 2.3 Firm Name of the Partnership.

The name of the Partnership is “Dollarama Group Holdings L.P.”, with its French version being “Gestion Groupe Dollarama S.E.C.”. The French and English versions of the name of the Partnership may be used together or separately. The Partnership may also conduct business under one or more “doing business as” name(s) as the General Partner may decide from time to time and as may be properly registered in each applicable jurisdiction.

Section 2.4 Principal Place of Business.

The principal place of business and head office of the Partnership will be at 1155 René-Lévesque Blvd. W., 40th Floor, Montreal, Québec, H3B 3V2 or at such other location in the Province of Québec as is from time to time determined by the General Partner and set out in the Declaration. The General Partner may also elect to have the Partnership maintain places of business, offices or investments at and in any other locations inside or outside of Canada as it deems appropriate in its entire discretion.

Section 2.5 Nature of Business.

The Partnership may engage in any lawful activity, without restriction, within any jurisdiction in the world, without restriction. Without limitation to the foregoing, the Partnership may engage as an indirect partner in the business of operating a retail business.

ARTICLE 3

RELATIONSHIP BETWEEN PARTNERS

Section 3.1 Status and Capacity of General Partner.

The General Partner hereby represents and warrants to and covenants with each other Partner that the General Partner:

(a)	is and will continue to be a valid and subsisting corporation under the federal laws of Canada or such other jurisdiction under which the General Partner may be continued, or under which a successor to the General Partner may be incorporated or continued; and

(b)	has and will continue to have the capacity and the authority to enter into and be bound by this Agreement, act as the General Partner and perform its obligations under this Agreement without conflicting with its Articles of Incorporation or any agreement by which it is bound and without being in default under any such articles or any agreement by which it is bound.

Section 3.2 Status and Capacity of Partners.

Each Partner, other than the General Partner, represents and warrants to and covenants with each other Partner that such Partner has and will continue to have the capacity and authority to enter into and be bound by this Agreement and will provide such evidence thereof as the General Partner may reasonably require.

Section 3.3 Limitations on Authority of Limited Partners.

Subject to Article 13, no Partner other than the General Partner shall be entitled to (a) take part in the administration, management, control or operation of the business of the Partnership, (b) transact any business on behalf of the Partnership or make any commitment on behalf of or otherwise obligate or bind the Partnership, (c) in its capacity as a Partner, make any commitment on behalf of or otherwise obligate or bind any other Partner, or (d) in its capacity as Partner, be a party to any litigation involving a claim by or against the Partnership other than in respect of its rights and obligations as Limited Partner.

Section 3.4 Restrictions on Partners.

Except as expressly provided for in this Agreement, no Partner may (a) in its capacity as a Partner, file or record, or permit to be or remain filed or recorded against any property of the Partnership, any hypothec, mortgage, charge, privilege, lien, security interest or other encumbrance in respect of its interest in the Partnership; or (b) seek to compel a partition or sale, judicial or otherwise, of any property of the Partnership or otherwise require any property of the Partnership to be Distributed to any Partner in kind.

Section 3.5 General Partner Having Power of Attorney.

Each Partner hereby nominates, constitutes and appoints the General Partner, as its true and lawful attorney on its behalf with full power and authority (including the power of substitution), in its name, place and stead to make, execute, sign, swear to, acknowledge, deliver, make and file or record when, as and where required:

(a)	this Agreement, the Register, the Declaration, any supplement, amendment to and restatement of this Agreement or the Declaration or any other instrument, in each case, to the extent required to qualify, form, continue and keep the Partnership in good standing in, or otherwise required to comply with the laws of, any jurisdiction in which the Partnership may carry on business or own property, including any amendment to this Agreement, the Declaration or the Register necessary to reflect any change in the Partners or in ownership of a Unit, and the General Partner is hereby expressly granted the right to insert the name of any and all of the Partners in such documents;

(b)	any instrument or amendment to the Declaration necessary to reflect any amendment to this Agreement made in accordance with this Agreement;

(c)	subject to Article 13, any instrument of transfer or other document required in connection with the dissolution, liquidation or termination of the Partnership;

(d)	any instrument, deed, agreement, certificate, declaration or document executed by the General Partner in carrying on the business of the Partnership as authorized in this Agreement;

(e)	all elections, determinations or designations under the Tax Acts or any other taxation or other legislation or similar laws of Canada or of any other jurisdiction in respect of the affairs of the Partnership or of a Partner’s interest in the Partnership;

(f)	any instrument required to be filed with any organization or governmental body and any documents in connection with the business of the Partnership or this Agreement;

(g)	any instrument relating to the admission of additional Partners or substitution thereof, subject to the provisions of this Agreement; and

(h)	any instrument in its name and on its behalf which may be deemed necessary to give effect to a Transfer of Units made in accordance with this Agreement.

Section 3.6 Irrevocability of Power of Attorney.

The power of attorney granted in Section 3.5 shall survive the death, disability or bankruptcy of any Partner other than the General Partner or the assignment by any such Partner of all or any part of its interest in the Partnership, extend to and bind the heirs, executors, administrators and other legal representatives and successors, trustees and assigns of such

Partner, and may be exercised by the General Partner on behalf of another Partner in executing any instrument by listing therein or in a schedule thereto the name of such Partner together with the names of any other Partners and executing such instrument with a single signature as attorney and mandatory for all of them.

Section 3.7 Affirmation of Exercise of Power of Attorney.

Each Partner shall be bound by any action taken by the General Partner pursuant to such power of attorney and waives any and all defenses which may be available to contest, negate or disaffirm any action of the General Partner taken in good faith under such power of attorney.

Section 3.8 Other Activities of Limited Partners.

A Limited Partner and any of its Affiliates may engage in or hold a direct or indirect interest in any other business, venture, investment or activity whether or not similar to or in competition with the business of the Partnership. This shall be deemed not to be in conflict of interest with the Partnership and the Limited Partner and its Affiliates, as the case may be, shall not be liable to account therefor to the Partnership or any Partner.

Section 3.9 Other Activities of the General Partner.

Without limitation, the General Partner may, notwithstanding the existence of this Agreement, exercise all the activities as it so elects, whether they are similar or in competition with activities of the Partnership or not, without any obligation to offer an interest in such activities to the Partnership or to any party to this Agreement or on account therefor to them.

Section 3.10 Compliance with Laws.

The Limited Partners will, on request by the General Partner, immediately execute all certificates and other instruments or documents necessary to comply with any law for the continuation and good standing of the Partnership.

Section 3.11 Waiver of Participation and Transactions with the General Partner.

Without limitation, neither the General Partner nor any of its Affiliates shall be required to offer or make available to, nor to account for, to the Partnership any property or other business or investment opportunity which the General Partner or its Affiliates may decide to acquire or engage in for its own account, and neither the acquisition nor the pursuit of any such other business, venture, investment or activity shall be unlawful, even if similar or in competition with the business of the Partnership. The Partnership may, subject to the other provisions of this Agreement and the obtaining, as the case may be, of required regulatory approvals, conclude any transaction that it deems appropriate with the General Partner or its Affiliates.

ARTICLE 4

LIMITATION OF LIABILITY; INDEMNITY

Section 4.1 Unlimited Liability of General Partner.

The General Partner shall have unlimited liability for the debts and other obligations of the Partnership.

Section 4.2 Limited Liability of Limited Partners.

Subject to the provisions of the Civil Code, the liability of a Limited Partner for the debts and other obligations of the Partnership shall be limited to its contribution to the Partnership.

Section 4.3 Limitation of Liability of General Partner.

The General Partner shall not be liable to any other Partner for any loss, liability, expense, cost or damage suffered or incurred by such Partner arising out of any act, omission or error in judgment of the General Partner other than an act, omission or error in judgment of the General Partner which (a) is in contravention of Section 9.7, (b) results in a loss of limited liability of the Limited Partner or otherwise exposes the Limited Partner to unlimited liability, or (c) results from the gross negligence or willful misconduct of the General Partner.

Section 4.4 Indemnity of Partnership.

The General Partner shall indemnify and hold harmless the Partnership from all loss, liability, expense, cost or damage suffered or incurred by the Partnership as a result of an act, omission or error in judgment of the General Partner which (a) is in contravention of Section 9.7, (b) results in a loss of limited liability of the Limited Partner or otherwise exposes the Limited Partner to unlimited liability, or (c) results from the gross negligence or willful misconduct of the General Partner.

ARTICLE 5

CAPITAL

Section 5.1 Unlimited Capital.

The Partnership has an unlimited capital to be denominated in Units.

Section 5.2 Nature of Units.

Except as otherwise specifically provided in this Agreement, each Unit represents an interest of equal rank with any other Unit in respect of any matter, including the right to receive the Distributable income of the Partnership. No Unit shall have any preference nor any priority of privilege or of right whatsoever on any other Unit.

ARTICLE 6

ISSUE AND TRANSFER OF UNITS

Section 6.1 Subscription Price.

Each Unit is issued at a Subscription Price for Units determined by the General Partner acting in the best interests of the Partnership.

Section 6.2 Payment of Subscription Price.

The Subscription Price for each Unit is payable in full at the time of Subscription or, if the General Partner so decides, in part at the time of Subscription with the balance on such terms, with such interest and with such security, if any, as the General Partner may direct.

Section 6.3 Admission of a General Partner or Limited Partner to the Partnership.

Any Person subscribing for Units becomes a General Partner or a Limited Partner, as the case may be, as soon as its name or that of its agent is entered by the General Partner in the Register, with an indication of its status.

Section 6.4 Pre-emptive Rights.

No Partner shall have preemptive rights with respect to the issuance of Units. The issuance of Units shall be subject to the right of participation set forth in [Section 6] of the Securityholders Agreement.

Section 6.5 Recording of Transfer.

The General Partner shall record the Transfer of one or more Unit(s) and amend or cause to be amended the Register and shall do all other things and make such filings and recordings as are required by law.

Section 6.6 Effectiveness Conditional.

Notwithstanding Section 6.3 and Section 6.5, no Transfer or issuance of Units shall become effective or opposable to the Partnership or the Partners unless and until: (a) the conditions hereof and any applicable conditions set forth in the Securityholders Agreement have been satisfied, including as to the identity of the assignee; (b) the General Partner has consented thereto; (c) any assignee or subscriber, other than a Partner, has become bound by the terms hereof by an instrument acceptable to the General Partner; and (d) the date on which the General Partner has entered such Transfer or issuance in the Register. The assignee or subscriber, as the case may be, then becomes a Partner even, in the case of a Transfer, if the assignor is the General Partner.

Section 6.7 Unit Certificates.

The Partnership shall issue Unit Certificates to Partners which shall evidence ownership of Units. The form of such Certificates shall be as set out in Schedule A hereto or as established from time to time by the General Partner. Every Unit Certificate must be signed by at least one officer or director of the General Partner. Each Unit Certificate shall have the following legend endorsed conspicuously thereupon:

The sale, encumbrance or other disposition of the units represented by this certificate is subject to the provisions of a Limited Partnership Agreement to which the holder of the units represented by this certificate and the general partner of the partnership are party, a copy of which agreement may be inspected at the principal office of the partnership or obtained from the partnership without charge.

Section 6.8 Lost Unit Certificates.

If a Partner claims that a Certificate representing one or more Units recorded in its name has been defaced, lost, destroyed or stolen, the General Partner shall cause a new Unit Certificate to be issued in substitution for such Unit Certificate if the Partner:

(a)	delivers to the General Partner the defaced Unit Certificate; or

(b)	delivers to the General Partner (i) a statutory declaration verifying such loss, destruction or theft and the entitlement of the Partner; and (ii) an indemnity satisfactory to the General Partner indemnifying and holding harmless each of the General Partner and the Partnership from any cost, damage, liability, loss or expense which may arise or be suffered or incurred as a result of or arising out of the issue of the new Unit Certificate; and

(c)	satisfies such other requirements as are reasonably imposed by the General Partner.

ARTICLE 7

CAPITAL ACCOUNT

Section 7.1 Capital Account.

The General Partner shall establish a capital account (the “Capital Account”) in the books of the Partnership (a) to which the amounts of each Partner’s net contributions to the capital of the Partnership, the Net Income for each Fiscal Period and any items in the nature of income or gain which are specially allocated to it pursuant to this Agreement shall be credited and (b) from which shall be debited the amount of cash and the net fair market value of any Partnership property Distributed to the Partners, the Net Loss for each Fiscal Period and any items in the nature of expenses or losses which are specially allocated to it pursuant to this Agreement.

Section 7.2 Contribution by Limited Partners.

Subject to the provisions of the Civil Code, each Limited Partner shall contribute to the capital of the Partnership the Subscription Price for each Unit held by it, but shall not, as such, be otherwise liable to make any other contribution.

Section 7.3 Restriction on Withdrawals.

No Partner shall have any right to withdraw any amount or receive any Distribution from the Partnership except as expressly provided for in this Agreement and as permitted by applicable law, but all Partners agree to any withdrawal by any other Partner including any total or partial withdrawal of the contribution of a Partner to the capital of the Partnership if such is authorized by the General Partner and is permitted by applicable law. No Partner shall have the right to receive interest on its share of the Capital Account.

ARTICLE 8

PARTICIPATION IN PROFITS AND LOSSES

Section 8.1 Allocation to Partners Holding Units.

Any amount that is, pursuant to any provision of this Agreement, to be Distributed or allocated amongst the Partners shall be apportioned amongst them on the basis of their respective Pro Rata Shares, including any Net Income or Net Loss.

Section 8.2 Distributions.

The General Partner shall determine the amount and timing of any Distribution. Notwithstanding the foregoing, in no event shall the General Partner determine or pay any Distribution in cash unless the Partnership has made all payments due and payable, or set aside funds or property such purposes, in connection with the timely service of any indebtedness of the Partnership for borrowed money, including debt service, capital lease payments and fee payments, and all indebtedness of the Partnership to any of the General Partner and any of the Partners or their Affiliates, respectively.

Section 8.3 Determination of Income for Tax Purposes and Loss for Tax Purposes.

For purposes of determining the Income for Tax Purposes or Loss for Tax Purposes in respect of a Fiscal Period, the Partnership shall be able to claim, according to the General Partner’s decision in respect thereof, discretionary deductions in amounts which will diminish or eliminate the income of the Partnership or possibly will create a loss, as determined in accordance with the Tax Acts.

Section 8.4 Allocation of Income for Tax Purposes and Loss for Tax Purposes.

Income for Tax Purposes or Loss for Tax Purposes in respect of a Fiscal Period shall be allocated amongst the Partners as follows:

(a)	if the Partnership realizes Income for Tax Purposes with respect to such Fiscal Period, there shall be allocated to each Partner registered in the Register on the last day of such Fiscal Period a portion of the Income for Tax Purposes of the Partnership for such Fiscal Period equal to the amount obtained by multiplying such Income for Tax Purposes by such Partner’s Pro Rata Share on that last day; or

(b)	if the Partnership realizes a Loss for Tax Purposes with respect to such Fiscal Period, there shall be allocated to each Partner registered in the Register on the last day of such Fiscal Period a portion of the Loss for Tax Purposes of the Partnership for such Fiscal Period equal to the amount obtained by multiplying such Loss for Tax Purposes by such Partner’s Pro Rata Share on that last day.

Section 8.5 Income Tax Credit Allocation.

The Partnership shall allocate to each of the Partners, where applicable, its respective Pro Rata Share of tax credits on the basis of the same rules as those provided for under Section 8.4 for allocation of Income for Tax Purposes and Loss for Tax Purposes. However, the tax credits which may not be allocated to Limited Partners because of the restrictions provided for in the Tax Acts shall be allocated to the General Partner if the provisions of such Tax Acts so permit.

ARTICLE 9

MANAGEMENT OF THE PARTNERSHIP

Section 9.1 Authority of General Partner.

The General Partner shall have all the rights and authority of a general partner according to the Civil Code and any other right or authority granted to it by applicable law. The General Partner is authorized to carry on the business and manage the assets of the Partnership, with exclusive full power and authority to administer, manage, control and operate the business of the Partnership and to bind it and, except as otherwise provided for in this Agreement, shall have all power and authority for and on behalf of and in the name of the Partnership or in its own name to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed or agreement or document necessary for or incidental to carrying on the business of the Partnership.

Section 9.2 Powers of General Partner.

Subject to the terms and other conditions of this Agreement, but without limiting the generality of Section 9.1, the General Partner has full power and authority for and on behalf of the Partnership (or in its own name):

(a)	to purchase, hold or dispose of movable and immovable, real and personal, property and to register legal title to such property in its own name or in the name of the Partnership, the whole as more fully described in Section 9.6;

(b)	to negotiate and execute any agreement with respect to the business of the Partnership, including employment agreements for employees of the Partnership, and to ensure the performance of the Partnership’s obligations thereunder and enforce the Partnership’s rights thereunder;

(c)	to collect all payments owed by any debtor of the Partnership;

(d)	to borrow money, to contract a suretyship, to issue a guarantee and to draw, cause to be executed and issued notes, obligations, debt securities and negotiable instruments and to conclude any agreement in respect of such loans and other matters;

(e)	to secure obligations of the Partnership, including the payment of amounts of money borrowed by the Partnership by general assignment of debts by granting a hypothec or security interest on all or any part of the property of the Partnership or by any other security that the General Partner may deem appropriate;

(f)	to conclude any forward exchange agreements and interest rate and currency exchange agreements, as well as any other agreement of a financial nature;

(g)	to open and operate any bank account on behalf of the Partnership;

(h)	to obtain the services of legal counsels, experts, competent advisers or consultants which it deems appropriate and to act according to the opinion of such Persons;

(i)	to appoint and remove agents and grant and rescind powers of attorney;

(j)	to delegate any of the powers and duties of the General Partner to any one or more agents, representatives, officers, employees, independent contractors, subcontractors or other Persons (including Affiliates) without liability to the General Partner as long as the General Partner is acting in good faith;

(k)	to pay all fees and expenses of the Partnership;

(l)	to take any suit or proceedings with respect to and on behalf of the Partnership, its property or its business, take the defense of the Partnership in any suit or proceedings taken against it and to settle any such suit or proceedings;

(m)	to submit the Partnership to binding arbitration with respect to any issue arising in or concerning its business, property or affairs;

(n)	to sign on behalf of the Partnership any agreement pursuant to which it, any other Partner or any other Person may assign or transfer business or property to the Partnership;

(o)	to determine the amount and the date of any Distribution;

(p)	to file such declarations (including Declarations) and do such other acts as may be required to qualify and maintain the Partnership as a limited partnership where deemed appropriate;

(q)	to file returns required by any governmental or similar authority;

(r)	to make in respect of each Partner’s interest in the Partnership any and all elections, determinations or designations under the Tax Acts or any other taxation or other legislation or similar laws of any other jurisdiction;

(s)	to create other partnerships and to become a partner thereof, or to incorporate, subscribe for, purchase and hold shares in a body corporate or other Person, or to participate in any joint venture;

(t)	to generally manage the affairs of the Partnership; and

(u)	to do anything that is in furtherance of or is incidental to the business carried on by the Partnership from time to time.

Section 9.3 Name of Execution of Instruments and Authority.

Without limitation to Section 9.6, contracts, documents or instruments in writing requiring the signature of the Partnership shall be signed by the General Partner:

(a)	directly in the name of the Partnership; or

(b)	in the name of the General Partner “for and on behalf of” or “as General Partner of” the Partnership or any similar indication of the General Partner’s capacity of General Partner of the Partnership, the whole as may be deemed expedient by the General Partner in its entire discretion. Any director or any officer of the General Partner or any individual authorized by resolution of the board of directors of the General Partner, the Articles of Incorporation of the General Partner or the common law rules applicable to the General Partner may affix any such signature on behalf of the General Partner. All contracts, documents or instruments in writing so signed shall be binding upon the Partnership without any further authorization or formality. The term “contracts, documents or instruments in writing”, as used in this Section 9.3 shall include deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property, real or personal, immoveable or moveable, agreements, releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of Units, warrants, bonds, debentures or other securities, court pleadings or filings and all paper writings or their equivalent in electronic form.

Section 9.4 Ostensible Authority of General Partner.

No Person dealing with the Partnership is required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for and on behalf of or in the name of the Partnership.

Section 9.5 Delegation.

The General Partner may contract with any Person to carry out any of the duties of the General Partner hereunder and may delegate to such Person any power and authority of the

General Partner hereunder, but no such contract or delegation will release the General Partner of any of its obligations hereunder.

Section 9.6 Title to Property.

The General Partner may hold title to the property of the Partnership for the benefit of the Partnership with or without reference to the Partnership and may execute such declaration(s) of trust or nominee agreement(s) in respect thereof in favour of the Partnership as the General Partner may deem advisable or useful and cause each such declaration to be filed or registered whenever and wherever the General Partner considers it advisable for the protection of the interests of the Partnership.

Section 9.7 Exercise of Power and Discharge of Duties.

The General Partner shall exercise its powers and discharge its duties under this Agreement with reasonable skill and with all the care of a prudent administrator, as would a director of a company in comparable circumstances and, without limiting the generality of the foregoing, shall:

(a)	keep a register of the names and addresses of all Partners and the issuances, repurchases and transfers of Units;

(b)	hold and maintain the registrations necessary for the conduct of its business and to continue to have or obtain and maintain in full force during the term hereof any and all such permits or licenses necessary or useful for the General Partner to exploit, manage, operate and maintain the business of the Partnership in all jurisdictions where the activities of the Partnership require such permitting or licensing;

(c)	devote to the conduct of the affairs of the Partnership such time as may be reasonably required for the proper management of the affairs of the Partnership; and

(d)	hire a sufficient number of employees and officers, as employees and officers of the General Partner or of the Partnership, as it so decides. It shall render the services of such employees and officers available to the Partnership in order to allow the Partnership to carry on its business.

Section 9.8 Reimbursement of General Partner.

The Partnership shall reimburse the General Partner for all costs incurred by the General Partner in the performance of its duties hereunder as General Partner.

Section 9.9 Commingling of Funds.

The funds and assets of the Partnership shall not be commingled with the funds or assets of any other Person.

ARTICLE 10

FINANCIAL MATTERS AND REPORTS

Section 10.1 Fiscal Period.

The Fiscal Period of the Partnership shall end on January 31st of each calendar year or at any other date established by the General Partner from time to time.

Section 10.2 Books of Account.

The General Partner shall keep and maintain or cause to be kept and maintained, according to the requirements of applicable laws, proper, complete and accurate books of account and records of the business of the Partnership for at least the minimum period of time prescribed by law, and shall enter and record or cause to be entered and recorded therein fully and accurately all transactions and other matters related to the business and affairs of the Partnership.

Section 10.3 Accounting Principles.

The accounts of the Partnership shall be kept in accordance with applicable generally accepted accounting principles in Canada. The accounts of the Partnership may also be separately kept in accordance with US generally accepted accounting principles for various purposes, including financial reporting to the ultimate parent company of the Partners.

Section 10.4 Access to Books and Records.

The Partners shall have access to the books of account and records of the Partnership at any time.

Section 10.5 Appointment of Accountants or Auditor.

The General Partner may (but shall not be obliged to) from time to time appoint an accountant or auditor for the Partnership.

Section 10.6 Revocation.

The appointment of an accountant or auditor pursuant to Section 10.5 shall revoke the appointment of any other accountant or auditor then holding office.

Section 10.7 Annual Report.

Following the end of each Fiscal Period, the General Partner shall render an account of its administration to the Limited Partners.

ARTICLE 11

CONSENT

Section 11.1 Majority.

In addition to all other powers conferred on the Partners by this Agreement, the following acts and decisions shall require the consent of the Partners holding at least two-thirds (2/3) of the total number of Units issued and outstanding at such time:

(a)	the removal of the General Partner and the appointment of a new General Partner of the Partnership;

(b)	the continuance of the Partnership if the Partnership is terminated by operation of law;

(c)	the sale of all or substantially all the assets of the Partnership;

(d)	subject to Article 14, an amendment to this Agreement; and

(e)	the dissolution or winding-up of the Partnership.

ARTICLE 12

CHANGE, RESIGNATION OR REMOVAL OF GENERAL PARTNER

Section 12.1 Resignation.

The General Partner may resign as such upon written notice to all other Partners, such resignation to be effective upon the earlier of the date of effectiveness stated in such notice or the date of appointment of a new General Partner to the Partnership by the Partners.

Section 12.2 Bankruptcy or Dissolution.

The General Partner, by agreeing to be bound by this Agreement, shall be deemed to resign as the General Partner upon its bankruptcy, insolvency, dissolution, liquidation or winding-up or upon the commencement of any act or proceeding in connection therewith which is not contested in good faith by the General Partner, or the appointment of a trustee in bankruptcy, receiver or receiver-manager of the affairs of the General Partner.

Section 12.3 Removal of General Partner.

The General Partner may be removed as the General Partner in accordance with Section 11.1 hereof.

Section 12.4 Transfer of Management.

On the appointment of a new General Partner to the Partnership upon the resignation or removal of the General Partner, the resigning or retiring General Partner shall do all things and take all steps to transfer the administration, management, control and operation of the

Partnership and the books, records and accounts of the Partnership to the new General Partner and execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer.

Section 12.5 Transfer of Title.

On the resignation or removal of the General Partner and the admission of a new General Partner to the Partnership, the resigning or retiring General Partner, at the cost of the Partnership, shall transfer title to such of the Partnership’s property as is held in its name to such new General Partner and execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer.

Section 12.6 Release.

On the resignation or removal of the General Partner, the Partnership shall release and hold harmless the General Partner resigning or being removed from any costs, damages, liabilities or expenses suffered or incurred by the General Partner as a result of or arising out of events, other than an act, omission or error in judgment of the General Partner which (a) is in contravention of Section 9.7, (b) results in a loss of limited liability of the Limited Partner or otherwise exposes the Limited Partner to unlimited liability, or (c) results from the gross negligence or the willful misconduct of the General Partner, which occurs in relation to the Partnership after such resignation or removal.

Section 12.7 New General Partner.

Any new General Partner shall become a party to this Agreement, if not already a Partner, by signing a counterpart hereto and shall agree to be bound by all of the provisions hereof encumbent on the General Partner and to assume the obligations, duties and liabilities of the General Partner hereunder as and from the date the new General Partner becomes a party to this Agreement.

ARTICLE 13

DISSOLUTION OF PARTNERSHIP

Section 13.1 Term.

The Partnership shall continue indefinitely until dissolved in accordance with Section 13.2 or the Civil Code.

Section 13.2 Events of Dissolution.

The Partnership shall be dissolved upon consent to such dissolution by the Partners holding at least two-thirds (2/3) of the total number of Units issued and outstanding at such time pursuant to Section 11.1(e).

Section 13.3 Events Not Causing Dissolution.

Subject to Article 2232 of the Civil Code, the Partnership shall not be dissolved or terminated by the resignation, removal, bankruptcy, insolvency, dissolution, liquidation, winding-up or receivership of, or the admission, resignation or withdrawal of a Partner.

Section 13.4 General Partner as Liquidator and Receiver.

In the course of the dissolution of the Partnership: (a) the General Partner; or (b) the sole remaining Partner, if as a result of the resignation of the General Partner and its withdrawal from the Partnership there shall remain only one Partner of the Partnership, shall act as the liquidator, receiver and manager of the Partnership.

Section 13.5 Sole Remaining Partner.

The sole remaining Partner in the circumstances described at Section 13.4 above shall also have all rights, power and authority given hereunder to the General Partner in order to effect the liquidation and dissolution of the Partnership.

Section 13.6 Distribution upon Liquidation.

Upon the liquidation of the Partnership, the liquidator shall proceed with the orderly liquidation of the Partnership. The proceeds of such liquidation shall then be applied and Distributed in the following order and priority:

(a)	firstly, to creditors of the Partnership (whether by payment or, in the discretion of the liquidator, by the establishment of reasonable reserves) including Partners who are creditors to the extent permitted by law, other than liabilities for Distributions to Partners;

(b)	secondly, the balance, if any, of the Capital Account shall be Distributed to the Partners up to the greater of such balance and the net assets of the Partnership such that each Partner shall receive its Pro Rata Share of any such balance; and

(c)	lastly, the balance, if any, of any remaining net assets of the Partnership shall be Distributed to the Partners such that each Partner shall receive its Pro Rata Share of any such balance (including any unused reserves as and when its is reasonably established by the liquidator that each such reserve shall be unused).

Section 13.7 Notices of Dissolution.

The General Partner shall file and publish the notice of dissolution prescribed by the Civil Code and satisfy all requirements as may be prescribed by the laws of other jurisdictions where the Partnership is registered.

ARTICLE 14

AMENDMENT

Section 14.1 Change of Partners.

This Agreement may be amended by the General Partner, without notice to or consent of any other Partners, to reflect the admission, resignation or withdrawal of any Partner or the assignment by any Partner of the whole or any part of such Partner’s interest in the Partnership, under or pursuant to the terms hereof or the Civil Code or any other applicable law.

Section 14.2 Amendment by General Partner.

The General Partner may, without notice to or consent of other Partners, amend this Agreement:

(a)	to add any covenant, restriction or provision which, in the opinion of counsel for the Partnership, is for the protection of the Limited Partners; or

(b)	to clear any ambiguity or to correct or supplement any provision contained herein which, in the opinion of counsel for the Partnership, may be defective or inconsistent with any other provision hereof; or

(c)	to give effect to any legislative or regulatory change if, in the opinion of counsel for the Partnership, such change is necessary.

Section 14.3 Notification.

All Partners shall be notified of the full details of any amendment to this Agreement under Section 14.2 within 30 days after the effective date of such amendment.

Section 14.4 Amendment with Approval of Limited Partners.

This Agreement shall also be amended by the General Partner if such amendment is authorized by the Partners pursuant to Section 11.1(d), where applicable.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Notice.

All notices, consents, authorizations, directions, payments, demands or other communications given or made under this Agreement to a Partner shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), or (b) when received by such Partner, if sent by a delivery service (prepaid, receipt requested) or (c) when received by such Partner, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case, to the address of such Partner as it appears on the Register.

Section 15.2 Binding Effect.

This Agreement shall be binding upon and enure to the benefit of the respective heirs, executors, administrators and other legal representatives and, to the extent permitted hereunder, the respective successors and assigns of the parties hereto.

Section 15.3 Further Assurances.

Each party upon the request of the other, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

Section 15.4 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 15.5 Entire Agreement.

This Agreement and the Securityholders Agreement supersede all prior agreements between the parties with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to their subject matter. To the extent of any inconsistency between this Agreement and the Securityholders Agreement, the Securityholders Agreement shall prevail.

Section 15.6 Language.

The parties hereby acknowledge that they have expressly required this Agreement and any documents ancillary hereto be drafted in the English language only. Les parties reconnaissent par les présentes avoir expressément exigé que cette entente et tout document y afférent soient rédigés en langue anglaise seulement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed on the date and year first above written.

DOLLARAMA GROUP HOLDINGS GP ULC		DOLLARAMA CAPITAL CORPORATION

Per:	/s/ Robert Coallier	Per:	/s/ Robert Coallier
Name:	Robert Coallier	Name:	Robert Coallier
Title:	Secretary	Title:	Secretary